Exhibit 99.1

Boulder Brands Announces 2015 First Quarter Results

Boulder, CO (May 7, 2015) – Boulder Brands, Inc. (NasdaqGM: “BDBD”) today announced its financial results for the first quarter ended March 31, 2015. For the first quarter of 2015 compared to the equivalent period of 2014:

•	Net sales increased 5.0% to $129.0 million, operating income increased 35.9% to $7.2 million, non-GAAP operating income decreased 6.2% to $9.6 million, and adjusted EBITDA decreased 1.8% to $17.4 million, and non-GAAP diluted earnings per share were flat to last year at $0.05.

•	Consumption growth was 5.5% in the first quarter.

•	GAAP diluted earnings per share for the first quarter of 2015 were $0.03, compared to $0.01 in last year’s first quarter.

•	Excluding certain items, non-GAAP diluted earnings per share for the first quarter of 2015 were $0.05, as compared to $0.05 in last year’s first quarter.

•	For 2015, the Company continues to expect net sales to be in the range of $550 million to $560 million, a range of approximately 6% to 8% net sales growth. The Company continues to expect adjusted EBITDA to be in the range of $78 million to $82 million and non-GAAP diluted earnings per share to be in the range of $0.25 to $0.29.

Chief Executive Officer Stephen Hughes stated, “The first quarter of 2015 was a solid initial step toward delivering on the expectations that we set out for the year. Net sales increased 7.6%, and consumption increased 18% in the Natural segment, demonstrating the continued resonance our Natural brands are having with consumers. Our Balance segment reported a net sales increase of 1.1%, driven by the momentum in our Earth Balance strategy and the impact of an earlier Easter on Q1 revenue. Overall, we are pleased with the first quarter and remain focused on delivering on our plan throughout the rest of 2015.”

2015 First Quarter Results

Total Company net sales in the first quarter of 2015 increased 5.0% to $129.0 million, compared to net sales of $122.9 million in the first quarter of 2014.

Net sales for the Company’s Natural segment increased 7.6% to $79.0 million in the first quarter of 2015 compared to $73.4 million in the first quarter of 2014, driven by EVOL’s net sales increase of 44.9%. The Company’s gluten-free brands – Udi’s and Glutino – reported net sales growth of 15.7% and a decline of 20.0%, respectively.

Net sales for the Company’s Balance segment increased 1.1% to $50.0 million in the first quarter of 2015 compared to $49.5 million in the first quarter of 2014, driven by Earth Balance. Earth Balance reported a net sales increase of 13.6% in the first quarter of 2015 compared to the first quarter of 2014.

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income), net) for the first quarters of 2015 and 2014, by the Company’s Natural and Balance segments.

Segment Results – First Quarter

$ in Millions	2015	Margin	2014	Margin
Net Sales:
Natural	$79.0		$73.4
Balance	50.0		49.5
	$129.0		$122.9
Gross Profit
Natural*	$25.2	31.9%	$24.1	32.8%
Balance	24.4	48.8%	23.2	46.8%
	$49.6	38.5%	$47.2	38.5%
Brand Profit
Natural*	$13.4	16.9%	$14.7	20.1%
Balance	19.6	39.2%	18.2	36.8%
	$32.9	25.5%	$32.9	26.8%

*2014 excludes a purchase accounting adjustment to reflect the estimated fair value of finished goods inventory of EVOL, an acquired company, of $0.9 million.

NOTE: Amounts may not add due to rounding.

Gross profit in the first quarter of 2015 increased 5.0% to $49.6 million, or 38.5% of net sales compared to $47.2 million, or 38.5% of net sales in the first quarter of 2014. Gross profit in the first quarter of 2014 excludes the impact of a purchase accounting adjustment to reflect the estimated fair value of finished goods inventory from the EVOL acquisition. Overall gross margin was positively impacted by the higher margin of the Balance segment, somewhat offset by the mix shift to the faster-growing, but lower-margin Natural segment.

Brand Profit for the Company’s Natural segment decreased 9.2% to $13.4 million in the first quarter of 2015 from $14.7 million in last year’s first quarter, excluding a purchase accounting adjustment in 2014. Brand Profit was negatively impacted by higher warehousing costs related to the mix shift to frozen sales and higher marketing spend.

Brand Profit for the Company’s Balance segment increased 7.5% to $19.6 million in the first quarter of 2015 from $18.2 million in the previous year’s quarter, positively impacted by the increase in gross margin.

The table below provides a reconciliation of GAAP operating income to non-GAAP operating income and non-GAAP adjusted EBITDA.

Reconciliation of Operating Income to Non-GAAP Operating Income and Adjusted EBITDA – First Quarter

$ in Millions	2015	2014
Operating income	$7.2	$5.3
Add back certain items affecting operating income:
Restructuring, acquisition and integration-related costs	1.5	3.9
Relocation and other charges	0.9	0.1
Purchase accounting adjustment	-	0.9
Non-GAAP operating income	9.6	10.2
Add back non-cash and other items affecting operating income:
Depreciation and amortization	5.6	5.5
Stock-based compensation expense	2.2	2.4
Subtotal	17.4	18.1
Less other expense (income), net and net loss attributable to Noncontrolling interest	-	0.4
Adjusted EBITDA	$17.4	$17.7

The Company’s operating income was $7.2 million in the first quarter of 2015 compared to operating income of $5.3 million in the first quarter of 2014. Excluding certain items, non-GAAP operating income decreased to $9.6 million in the first quarter of 2015 compared to non-GAAP operating income of $10.2 million in the first quarter of 2014. The charges impacting operating income in the first quarter of 2015 primarily consist of restructuring, severance and relocation costs. The first quarter of 2014 was unfavorably impacted by restructuring, acquisition, and integration costs, a purchase accounting adjustment, and relocation costs. Other expense, net, of $0.4 million in the first quarter of 2014, primarily includes foreign currency losses.

Adjusted EBITDA decreased 1.8% to $17.4 million compared to last year’s first quarter of $17.7 million.

The table below provides a reconciliation of GAAP Net Income and GAAP Diluted EPS to non-GAAP Net Income and non-GAAP Diluted EPS.

Reconciliation of Certain Items Affecting Net Income and Earnings Per Share (EPS), Net of Tax – First Quarter

	Net Income ($Mil)		Diluted EPS ($ Per Share)
	2015	2014	2015	2014
Reported GAAP	$1.8	$0.5	$0.03	$0.01
Add back certain items:
Restructuring, acquisition and integration costs	0.9	2.9	0.01	0.05
Purchase accounting adjustment	-	0.6	-	-
Relocation and other charges	0.5	0.1	0.01	-
Tax rate adjustment	-	(0.8)	-	(0.01)
Total certain items	1.4	2.8	0.02	0.04

Non-GAAP excluding certain items*	$3.3	$3.3	$0.05	$0.05

*Diluted shares outstanding for Q1-15 = 63.6 million & Q1-14 = 63.6 million

Note: Amounts may not add due to rounding.

Excluding the items noted above, and adjusting for a normalized tax rate of 40.6% in 2014, non-GAAP net income in the first quarter of 2015 was $3.3 million, or $0.05 per share, compared with non-GAAP net income of $3.3 million, or $0.05 per share, in the first quarter of 2014.

The table below provides a reconciliation of brand profit by segment to GAAP income before income taxes.

Reconciliation of Brand Profit by Segment to GAAP Income Before Income Taxes

$ in Millions
Brand Profit:	2015	2014
Natural	$13.4	$13.8
Balance	19.6	18.2
Total reportable segments	32.9	32.1
Less:
General and administrative, excluding royalty income, net	24.2	22.8
Restructuring, acquisition and integration-related costs	1.5	3.9
Interest expense	4.2	4.3
Other expense, net	-	0.5
GAAP Income before income taxes	$3.1	$0.6

*Note: Amounts may not add due to rounding.

Outlook

For 2015, the Company continues to expect net sales to be in the range of $550 million to $560 million, adjusted EBITDA to be in the range of $78 million to $82 million, and non-GAAP diluted earnings per share to be in the range of $0.25 to $0.29.

Conference Call & Webcast

The Company will host a conference call at 9:30 a.m. Eastern Standard Time today. Investors and analysts may participate via conference call by dialing (855) 641-5843 from the United States or (707) 294-1296 from elsewhere. The conference ID is BOULDER. To ensure access to the conference call, participants should dial in at least 10 minutes before the call starts. A rebroadcast will be available until May 14, 2015, and can be accessed by dialing (855) 859-2056. The participant passcode is BOULDER (2685337 on the keypad).

The webcast link, http://edge.media-server.com/m/p/iybebme2/lan/en, can also be found at http://investors.boulderbrands.com in the Events section. The webcast will be a listen-only format. An archive of the webcast will also be available at http://investors.boulderbrands.com in the Events section.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for all of 2015, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect,” "estimate," “anticipate,” “plan,” “intend,” “project,” “may,” “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, (including risks related to the Company’s ability to implement its growth strategy, the Company’s ability to manage its supply chain effectively, the Company’s ability to drive product innovation, lack of growth in consumer demand for packaged food products in the health and wellness space, the Company’s ability to maintain distribution, the Company’s ability to generate purchase volume while maintaining or growing profitability, the Company’s ability to maintain the health of its brands, and to prevent erosion of the reputation or appeal of the Company’s brands, continued adverse developments with respect to the sale of the Company’s buttery spreads and related products, adverse developments with respect to the demand for the Company’s gluten free products, maintaining and upgrading the Company’s manufacturing facilities, the loss of a contract manufacturer, the departure of one or more members of the Company’s management, the Company’s rapid growth and need to build an infrastructure and workforce, termination of the Company’s relationships with its primary sales agents, changes in consumer preferences, potential unavailability of necessary capital, price increases, the Company’s ability to protect its intellectual property, the expiration of certain patents, any sustained economic downturn in the U.S. and abroad, fluctuations in various food and supply costs, regulation of the Company’s advertising, adverse publicity or consumer concern regarding safety and quality of its food products, the absence of long-term contracts with the Company’s customers, economic and political conditions in the U.S. and abroad, foreign currency fluctuations, the identification and execution and integration of acquisitions, the realization of the expected growth benefits from acquisitions, manufacturing gluten-free products, the Company’s internal control over financial reporting, labor disputes and adverse employee relations, conducting business outside of the U.S., potential liabilities of litigation, the potential unavailability of insurance, increases in costs of medical and employee benefits, the failure of the Company’s information technology systems to operate effectively, an impairment in the carrying value of the Company’s goodwill, volatility of the market price of the Company’s common stock, the numerous laws and regulations the Company is subject to, liabilities resulting from claims against the Company's products, risks that customers will not accept the Company’s products for their stores, changes in retail distribution arrangements, competition, and the Company’s cash requirements and debt) as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “non-GAAP operating income,” "net income excluding certain items and diluted earnings per share (EPS) excluding certain items," “EBITDA,” “Adjusted EBITDA” and “Brand Profit” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists investors, potential investors and securities analysts who evaluate our Company. Non-GAAP operating income is defined as operating income excluding restructuring, acquisition and integration-related costs and certain other items. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. The Company believes that the exclusion of both non-cash and certain items helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) non-GAAP operating income, (ii) net income excluding certain items, (iii) diluted earnings per share, excluding certain items, (iv) EBITDA, (v) Adjusted EBITDA, and (vi) brand profit are, respectively, (i) operating income, (ii) net income, (iii) diluted earnings per share, (iv) operating income, (v) operating income and (vi) income before income taxes. We have included in this press release reconciliations of GAAP operating income to non-GAAP operating income, GAAP operating income to Adjusted EBITDA, GAAP net income to net income excluding certain items, GAAP EPS to diluted EPS excluding certain itemsand income before income taxes to brand profit. Because of the forward-looking nature of the Company’s forecasted EBITDA and Adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related to certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP EBITDA and Adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.

Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to offering food solutions that give consumers opportunities to improve their lives – one product at a time. The company’s health and wellness platform consists of brands that target specific health trends: the Glutino® and Udi’s Gluten Free® brands for gluten-free diets; the Earth Balance® brand for plant-based diets; the Level Life™ brand for diabetes-friendly diets; EVOL foods for consumers seeking simple and pure ingredients; and the Smart Balance® brand for heart healthier diets. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Investor Contact:

Carole Buyers, CFA

Senior Vice President

Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

720-550-5010

Corporate Contact:

Caroline Hughes

Director

Corporate Communications

Boulder Brands, Inc.

chughes@boulderbrands.com

720-550-5018

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash	$21,361	$31,660
Accounts receivable, net of allowance of: $1,080 (March 31, 2015) and $1,362 (December 31, 2014)	51,600	40,065
Accounts receivable - other	4,359	4,709
Inventories	50,661	52,888
Prepaid taxes	4,619	6,985
Prepaid expenses and other assets	8,238	3,844
Deferred tax asset	7,948	6,721
Total current assets	148,786	146,872
Property and equipment, net	55,024	53,151
Other assets:
Goodwill	232,708	233,592
Intangible assets, net	187,208	191,400
Deferred costs, net	7,389	7,830
Investments, at cost	12,751	11,751
Other assets	2,044	1,996
Total other assets	442,100	446,569
Total assets	$645,910	$646,592
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$57,829	$53,774
Current portion of long-term debt	9,113	4,101
Total current liabilities	66,942	57,875
Long-term debt	290,169	301,113
Deferred tax liability	41,423	41,536
Other liabilities	4,949	4,909
Total liabilities	403,483	405,433

Commitments and contingencies
Boulder Brands, Inc. and Subsidiaries stockholders' equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 64,969,011 and 64,876,335 issued at March 31, 2015 and December 31, 2014, respectively and 61,278,348 and 61,185,672 outstanding at March 31, 2015 and December 31, 2014, respectively	6	6
Additional paid in capital	577,417	574,721
Accumulated deficit	(311,579)	(313,414)
Accumulated other comprehensive loss	(9,183)	(5,837)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total Boulder Brands, Inc. and Subsidiaries stockholders' equity	241,066	239,881
Noncontrolling interest	1,361	1,278
Total equity	242,427	241,159
Total liabilities and equity	$645,910	$646,592

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Net sales	$129,000	$122,852
Cost of goods sold	79,399	76,489
Gross profit	49,601	46,363

Operating expenses:
Marketing	5,920	5,387
Selling	11,500	9,898
General and administrative	23,439	21,810
Restructuring, acquisition and integration-related costs	1,493	3,934
Total operating expenses	42,352	41,029
Operating income	7,249	5,334

Other income (expense), net:
Interest expense	(4,157)	(4,267)
Other (expense) income, net	(39)	(507)
Total other (expense), net	(4,196)	(4,774)
Income before income taxes	3,053	560
Provision for income taxes	1,236	148
Net income	1,817	412
Less: Net loss attributable to noncontrolling interest	18	61
Net income attributable to Boulder Brands, Inc. and Subsidiaries common stockholders	$1,835	$473

Earnings per share attributable to Boulder Brands, Inc. and Subsidiaries common stockholders:
Basic	$0.03	$0.01
Diluted	$0.03	$0.01

Weighted average shares outstanding:
Basic	61,229,539	60,449,068
Diluted	63,636,054	63,598,226

Net income	$1,817	$412
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(3,346)	(1,187)
Other comprehensive loss	(3,346)	(1,187)
Comprehensive loss	(1,529)	(775)
Less: Comprehensive loss attributable to noncontrolling interest	18	61
Comprehensive loss attributable to Boulder Brands, Inc. and Subsidiaries	$(1,511)	$(714)

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net income	$1,817	$412
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of intangibles	5,598	5,528
Amortization and write-off of deferred financing costs	533	441
Deferred income taxes	(1,200)	1,042
Excess tax benefit from stock-based payment arrangements	(40)	(3,565)
Stock-based compensation	2,196	2,366
Asset write-offs	—	542
Loss on disposal of property and equipment	14	12
Changes in assets and liabilities:
Accounts receivable	(12,339)	38
Inventories	1,653	(8,353)
Prepaid expenses and other assets	(4,011)	(3,000)
Prepaid taxes	2,406	(990)
Accounts payable and accrued expenses	5,780	3,368
Net cash provided by (used in) operating activities	2,407	(2,159)
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	—	(4)
Purchase of investment	(1,000)	—
Purchase of property and equipment	(4,786)	(2,684)
Proceeds from disposal of property and equipment	11	7
Patent/trademark defense costs	(55)	(174)
Net cash used in investing activities	(5,830)	(2,855)
Cash flows from financing activities
Repayment of debt	(7,394)	(2,381)
Payments for loan costs	—	(45)
Contribution from (purchase of) noncontrolling interest	100	(238)
Shares withheld for payment of employee payroll taxes	(93)	(2,169)
Proceeds from exercise of stock options	553	2,415
Excess tax benefit from stock-based payment arrangements	40	3,565
Net cash (used in) provided by financing activities	(6,794)	1,147
Effects of exchange rate changes on cash and cash equivalents	(82)	(24)
Net decrease in cash and cash equivalents for the period	(10,299)	(3,891)
Cash and cash equivalents - beginning of period	31,660	16,732
Cash and cash equivalents - end of period	$21,361	$12,841
Cash paid during the period for:
Income taxes	$33	$96
Interest	$3,945	$3,639